EXHIBIT 16.2


                           GOLDSTEIN GOLUB KESSLER LLP
                     1185 Avenue of the Americas, Suite 500
                            New York, New York 10036

June 3, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the disclosures that New Harvest Capital Corporation (the "Company") intends to make in Item 4.01 of a Current Report on Form 8-K the Company intends to file with the Securities and Exchange Commission regarding the termination of our firm as independent accountants for the Company. We agree with the statements regarding Goldstein Golub Kessler LLP contained in such disclosure.

We have no basis to agree or disagree with respect to any other statements to be included in Item 4.01 of the Form 8-K.

/s/ Goldstein Golub Kessler LLP
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Goldstein Golub Kessler LLP